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                                                               Exhibit (h)(1)(j)

State Street Bank and Trust Company
225 Franklin Street
Boston, MA 02110

Ladies and Gentlemen:

     Reference is made to the Amended and Restated Custodian Agreement between us dated February 14, 2001, the Administration Agreement between us dated February 28, 2000 and the Transfer Agency and Service Agreement between us dated February 28, 2000 (the "Agreements").

     Pursuant to the Agreements, this letter is to provide notice of the creation of two additional funds of the State Street Institutional Investment Trust (the "Trust"), namely the State Street Institutional Money Market Fund and the State Street Institutional U.S. Government Money Market Fund (the "New Funds").

     We request that you act as the New Funds' Administrator, Custodian and Transfer Agent under the respective Agreements. As compensation for such services, you shall be entitled to receive from the New Funds the annual fee reflected on the amended fee schedule to the Agreement, which is attached hereto. By your signature below, you agree that the existing Exhibit C to the Agreements shall be deleted in its entirety and the attached Exhibit C shall be substituted therefore.

     Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

                                        Very Truly yours,

                                        State Street Institutional Investment
                                        Trust


                                        By: /s/ Kathleen Cuocolo
                                            ------------------------------------


                                        Accepted:

                                        State Street Bank and Trust Company


                                        By: /s/ Janine L. Cohen
                                            ------------------------------------

Date: February 14, 2002